                                                                     EXHIBIT 2.2








                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                               EXIDE CORPORATION,

                                    FIAT SPA

                                      AND

                                   SICIND SPA





                              Dated March 17, 1995

                               TABLE OF CONTENTS

Article 1         Definitions .........................................

Article 2         Purchase and Sale of the Shares  ....................

Article 3         Purchase Price ......................................

Article 4         Audit of Purchase Price Adjustments .................

Article 5         Closing .............................................

Article 6         Conditions Precedent ................................

Article 7         Information .........................................

Article 8         Non-Competition .....................................

Article 9         Termination .........................................

Article 10        Governing Law and Arbitration .......................

Article 11        Miscellaneous .......................................

Annex A           Warranty Agreement

           Schedules to Stock Purchase Agreement

Schedule 3.7           Item 1 -- List of Unfavorable Indebtedness

                       Item 2 -- Aggregate Below Market Rate Value

Schedule 3.8A          Fiat Guarantees

Schedule 3.8B          Guarantees Issued by CEAc Group in favor of Fiat

Schedule 3.9           Continuing Fiat Group Arrangements

Schedule 5.2.2         CEAc Group Directors whose resignations are not required

Schedule 6.1.5         Contractual Consents required to be obtained at Closing

Schedule 6.1.8         Form of Fiat Auto/CEAc Supply Agreement

Schedule 8             CEAc Employees Fiat is Permitted to Employ

ON THE 17TH OF MARCH 1995


                            BETWEEN THE UNDERSIGNED

     EXIDE CORPORATION, a Delaware corporation, with offices at 1400 North Woodward Avenue, Bloomfield Hills, Michigan 48304, USA (hereinafter referred to as the "BUYER")

                                                              ON THE FIRST PART,

AND

     FIAT SpA, an Italian corporation, with offices at Corso G. Marconi, 10, 10125 Torino, Italy (hereinafter referred to as "FIAT"), and

     SICIND SpA, an Italian corporation and a wholly-owned subsidiary of Fiat, with offices at Corso G. Marconi, 20, 10125 Torino, Italy (hereinafter referred to as "SICIND"),

                                                             ON THE SECOND PART.


     The Buyer, Fiat and SICIND being collectively referred to as the "PARTIES" and individually as a "PARTY".


                                   WITNESSETH

          WHEREAS, SICIND owns 13,129,735 shares in the capital of Compagnie Europeenne d'Accumulateurs, a French societe anonyme, having its registered office at 5-7, allee des Pierres Mayettes, 92636 Gennevilliers, France and registered with the Trade and Company Register of Nanterre under the number B 682 030 895 ("CEAC");

          WHEREAS, SICIND, pursuant to an agreement dated June 5, 1991, has an option to acquire from SAMAG S.A. 7,859,512 shares in the capital of CEAc (the "OPTION SHARES" and, together with the shares owned by SICIND, the "SHARES");

          WHEREAS, the Shares represent approximately 99.7% of the 21,051,836 outstanding shares in CEAc's capital;

          WHEREAS, the Buyer desires to purchase the Shares from SICIND, and SICIND desires to sell the Shares to the Buyer, in each case upon the terms and subject to the conditions hereinafter set forth, and SICIND is willing to exercise its option on the Option Shares in order to sell such shares to the Buyer;

                                                                            2.

          WHEREAS, in connection with this Agreement, the Buyer and Fiat have simultaneously executed the Warranty Agreement as defined in Article 1 hereafter, which Warranty Agreement is hereby incorporated in and made a part hereof.

          NOW, THEREFORE, in consideration of the mutual promises, covenants, representations, warranties and indemnities contained herein and in the Warranty Agreement, the Parties agree as follows.


                                   ARTICLE 1
                                  DEFINITIONS
                                  -----------

     1.1. DEFINED TERMS. For the purposes of this Agreement and the Warranty Agreement, including the above recitals, the following terms shall mean:

"Accounting Referee"                shall have the meaning
                                    specified in Article 4.

"Affiliate"                         with respect to any person,
                                    means any person which,
                                    directly or indirectly,
                                    controls, is controlled by,
                                    or is under common control
                                    with such person.

"Agreement"                         means this Stock Purchase
                                    Agreement and the Schedules
                                    hereto, as amended from time
                                    to time.

"Audit Procedure"                   shall have the meaning
                                    specified in Article 3.2.1.

"Buyer"                             shall have the meaning
                                    specified in the Recitals.

"CEAc"                              shall have the meaning
                                    specified in the Recitals.

"CEAc Group"                        means CEAc and the
                                    Subsidiaries.

"CEAc Group
Intercompany Indebtedness"          means the amount as of any
                                    date of the Intercompany
                                    Indebtedness (including
                                    accrued interest) owed by the
                                    CEAc Group to the Fiat Group.

                                                                              3.

"Closing"                                means the closing of the purchase and
                                         sale of the Shares contemplated by this
                                         Agreement.

"Closing Date"                           means the date on which the Closing
                                         takes place.

"Confidential Information"               shall have the meaning specified in
                                         Article 7.1.

"Estimated 1994 Consolidated
Net Financial Position"                  shall have the meaning specified in
                                         Article 3.3.2(i).

"Estimated 1994 Net Equity"              shall have the meaning specified in
                                         Article 3.2.2(i) .

"Estimated 1994 Sold
 Receivables Amount"                     shall have the meaning specified in
                                         Article 3.3.2(i).

"Fiat"                                   shall have the meaning specified in the
                                         Recitals.

"Fiat Group"                             means Fiat and any company or entity in
                                         which Fiat owns, directly or
                                         indirectly, more than 50% of the
                                         outstanding equity or voting rights
                                         other than CEAc and the Subsidiaries.

"Fiat Group
Intercompany Indebtedness"               means the amount as of any date of
                                         Intercompany Indebtedness (including
                                         accrued interest) owed by the Fiat
                                         Group to the CEAc Group.

"Governmental Authority"                 means any domestic or foreign court or
                                         governmental body, department, agency,
                                         commission, authority or
                                         instrumentality.

"Intercompany Indebtedness"              means any financial debt (including
                                         debt arising

                                                                              4.

                                         under cash pooling arrangements) (i)
                                         owed to CEAc or any of the Subsidiaries
                                         by any member of the Fiat Group or (ii)
                                         owed by CEAc or any of the Subsidiaries
                                         to any member of the Fiat Group.

"Laws" means all constitutions, statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, applicable to the person or asset referred to in the context in which such word is used.

"LIBOR" means as of any date for any relevant currency, the London InterBank Offered Rate fixed at 11 a.m., London time, on such date as quoted on Reuters pages FRBD through FRBH.

"1994 Consolidated Financial
 Statements"                             means the audited consolidated balance
                                         sheet of CEAc for the fiscal year
                                         ending December 31, 1994 and the
                                         accompanying profit and loss statement
                                         (compte de resultat) and all notes
                                         thereto (annexe), prepared in
                                         accordance with generally accepted
                                         accounting principles and practices
                                         consistent with the 1993 Consolidated
                                         Financial Statements (as defined in the
                                         Warranty Agreement), as certified by
                                         Ernst & Young.

                                                                             5.
"1994 Consolidated Net
Financial Position"              means the sum of the following line
                                 items (i) dettes financieres a moyen et
                                 long terme, plus (ii) dettes financieres
                                             ----
                                 a court terme less (iii) disponibilites,
                                               ----
                                 in each case as shown on the
                                 consolidated balance sheet of CEAc as of
                                 December 31, 1994 included in the 1994
                                 Consolidated Financial Statements, as
                                 determined in accordance with generally
                                 accepted accounting principles and
                                 practices consistent with prior periods;
                                 provided, however, that in determining
                                 --------  -------
                                 1994 Consolidated Net Financial
                                 Position, (i) no amounts in respect of
                                 the assignment, factoring or other sale
                                 of accounts receivable shall be included as dettes of any nature, (ii) the item, effets remis a l'encaissement (in the case of CEAc only), will be included in disponibilites, and (iii) no amounts in respect of the obligations of CEAc under the Leasing Agreements relating to its corporate offices at Gennevilliers shall be included as dettes of any nature.

"1994 Net Equity"                means the sum of the following line
                                 items (i) total des capitaux propres du
                                 groupe plus (ii) total de la part des
                                        ----
                                 tiers dans les capitaux propres, in each case as shown on the consolidated balance sheet of CEAc as of December 31, 1994 included in the 1994 Consolidated
                                 Financial

                                                                             6.

                                 Statements, as determined in accordance with generally accepted accounting principles and practices consistent with prior periods.

"1994 Sold Receivables Amount"   shall have the meaning specified in Article
                                 3.1.


"Notice"                         shall have the meaning specified in Article 4.

"Option Shares"                  shall have the meaning specified in the
                                 Recitals.

"Party(ies)"                     shall have the meaning specified in the
                                 Recitals.

"person"                         shall have the meaning specified in Article
                                 1.2.

"Prepayment Penalties"           means, with respect to any item of Unfavorable
                                 Indebtedness, any prepayment charges and penalties actually paid and duly documented to Fiat under the documents governing such Unfavorable Indebtedness in connection with the repayment of such indebtedness at Closing pursuant to Article 3.7.

"Price Adjustment
Elements"                        means the 1994 Consolidated Net Financial
                                 Position, the 1994 Sold Receivables Amount, the
                                 1994 Net Equity and the difference between the 1994 Net Equity and the Reference Net Equity.

"Purchase Price"                 means the price (including all adjustments
                                 thereto) to be paid for the Shares pursuant to
                                 Article 3 hereof.
"Reference Market
Rate of Interest"                means, with respect to any item of
                                 indebtedness, the

                                                                              7.

                                 sum of (i) LIBOR (if the rate of interest on
                                 such debt is fixed for periods shorter than one
                                 year) or the Swap Rate (if the rate of interest is fixed for periods longer than one year) for the currency in which such item of indebtedness is denominated and for the term which best approximates the final maturity date or the next interest reset date, as the case may be, of such item of indebtedness plus a spread of
                                                              ----
                                 0.75%.

"Reference Net Equity"           means 1,659,270,164 French francs (such number
                                 being the sum of the following line items (i)
                                 total des capitaux propres du groupe plus (ii)
                                                                      ----
                                 total de la part des tiers dans les capitaux
                                 propres, in each case as shown on the
                                 consolidated balance sheet of CEAc as of
                                 December 31, 1993 less (iii) the amount of
                                                   ----
                                 dividends paid during 1994 in respect of 1993).

"Shares"                         shall have the meaning specified in the
                                 Recitals.

"SICIND"                         shall have the meaning specified in the
                                 Recitals.

"Subsidiaries"                   shall have the meaning specified in Article
                                 2.2.3 of the Warranty Agreement.

"Swap Rate"                      means, as of any date for any relevant
                                 currency, the offered rate fixed at 11 a.m., London time, on such date as quoted on Reuters pages ICAP through ICAT.

"Unfavorable Indebtedness"       means any item of financial indebtedness of
                                 CEAc and

                                                                              8.

                                 the Subsidiaries to parties other than members of the Fiat Group which meets each of the following conditions: (A) either (1) bears a fixed rate of interest which is higher than the Reference Market Rate of Interest as of the Closing Date or (2) contains covenants that in the Buyer's reasonable judgment impose unacceptable limitations on the Buyer's or CEAc's ability to obtain financing at normal market terms or to operate their respective businesses in the manner presently conducted and (B) carries Prepayment Penalties.
                                 ---

"Warranty Agreement"             means the Warranty Agreement between the Buyer
                                 and Fiat dated as of the date hereof and attached hereto as Annex A.

"Year End Exchange Rate"         shall have the meaning specified in Article
                                 3.3.1.

     1.2. GENERAL PROVISIONS. References in this Agreement to articles are to articles in this Agreement, unless otherwise indicated.

     The meanings of the defined terms are applicable to both the singular and plural forms thereof.

     Any term defined by reference to any document shall have the meaning ascribed to it therein.

     The words "HEREOF", "HEREUNDER" and similar words shall be construed as references to this Agreement as a whole and not limited to the particular article or provision in which the relevant reference appears.

     The word "PERSON" shall include any individual, firm, company, corporation, partnership, incorporated body of persons or any state or government or any agency thereof.

                                                                              9.

                                   ARTICLE 2
                        PURCHASE AND SALE OF THE SHARES
                        -------------------------------

     2.1.  PURCHASE OF SHARES.  On the terms and subject to the conditions of
           ------------------
this Agreement and the Warranty Agreement, the Buyer undertakes to acquire, directly or through one or more of its wholly-owned subsidiaries, the Shares from SICIND and SICIND undertakes to sell (and Fiat undertakes to cause SICIND to sell) the Shares to the Buyer or such subsidiaries.

     2.2.  OPTION SHARES.  SICIND will, prior to the Closing, take all steps
           -------------
necessary to exercise its option to acquire, and to purchase and pay for, the Option Shares (and will pursue all available action, including in court, to cause the seller of the Option Shares to deliver the Option Shares) so that at the Closing SICIND will be in a position to sell all of the Option Shares to the Buyer, on the terms and subject to the conditions of this Agreement and the Warranty Agreement. In the event that, notwithstanding the foregoing, the seller of the Option Shares fails to deliver the Option Shares to SICIND upon exercise of SICIND's option such that at the Closing SICIND is not in a position to sell all of the Option Shares to the Buyer, (i) SICIND's failure shall not be deemed to constitute a breach by either SICIND or Fiat of any provision of this Agreement or the Warranty Agreement and (ii) if SICIND, within one year of such refusal, purchases the Option Shares, SICIND will not resell any Shares for a period of two years following such purchase.

     2.3.  EFFECT OF PURCHASE.  The Buyer or its subsidiaries purchasing the
           ------------------
Shares will, upon transfer of the Shares at the Closing, become the owner of the Shares and, as from the Closing, the Buyer or such subsidiaries will take the Shares subject to and with benefit of all the rights and obligations attaching thereto.


                                   ARTICLE 3
                                 PURCHASE PRICE
                                 --------------

     3.1.  PURCHASE PRICE.  The Buyer agrees to pay in  consideration for the
           --------------
Shares the amount of five hundred and fifty-three million five hundred thousand (553,500,000) US dollars, adjusted, at the time and in the manner set forth in Articles 3.2 and 3.3 below, for the following items:

(1)  the difference between the Reference Net Equity and the 1994 Net Equity,

(2)  the 1994 Consolidated Net Financial Position, and

                                                                             10.

(3) the aggregate amount of assigned, factored or sold accounts receivable outstanding in the accounts of the CEAc Group at December 31, 1994, as determined in accordance with CEAc's practices consistent with prior periods (the "1994 SOLD RECEIVABLES AMOUNT").

     3.2.  NET EQUITY ADJUSTMENT.  The Purchase Price shall be adjusted for the
           ---------------------
difference between the 1994 Net Equity and the Reference Net Equity in the following manner.

          3.2.1. If the procedure for determining the purchase price adjustments provided for in Article 4 (the "AUDIT PROCEDURE") is completed (which completion shall include, for the purposes of this Article 3, the final resolution of all disagreements between the Parties in respect of the Price Adjustment Elements in accordance with Article 4) prior to the Closing, then, in the event that the 1994 Net Equity as determined by the Audit Procedure is less than the Reference Net Equity, the Purchase Price shall be reduced by the amount of such negative difference, converted into US dollars at the prevailing spot French francs/US dollar exchange rate as reported on Reuters page FXFX at 11 a.m., London time, on the Closing Date.

          3.2.2. If the Audit Procedure has not been completed prior to the Closing, then:

(i) not less than 7 days prior to the Closing Date, Fiat shall deliver to the Buyer a certificate of an appropriate officer of Fiat setting forth an estimate of the 1994 Net Equity (the "ESTIMATED 1994 NET EQUITY") based upon the best financial information available to Fiat at that time and the purchase price shall, if necessary, be adjusted at or prior to the Closing in accordance with Article 3.2.1 on the basis of the Estimated 1994 Net Equity; and

(ii) upon completion of the Audit Procedure following the Closing the Parties shall calculate the difference between the Estimated 1994 Net Equity and the 1994 Net Equity as determined by the Audit Procedure and, if the amount of the purchase price paid at Closing would have been greater or lesser had the 1994 Net Equity rather than the Estimated 1994 Net Equity been utilized in calculating such amount, then the Buyer shall pay to Fiat or Fiat shall pay to the Buyer, as the case may be, an amount in French francs necessary to correct such over- or under- payment.

     3.3.  NET FINANCIAL POSITION AND SOLD RECEIVABLES ADJUSTMENT.  The
           ------------------------------------------------------
Purchase Price shall be adjusted for the

                                                                             11.

1994 Consolidated Net Financial Position and the 1994 Sold Receivables Amount in the following manner.

          3.3.1. If the Audit Procedure is completed prior to the Closing, then the purchase price paid at the Closing shall be reduced by the sum of the 1994 Consolidated Net Financial Position and the 1994 Sold Receivables Amount as determined by the Audit Procedure, converted into US dollars at the prevailing spot French Francs/US dollar exchange rate as reported on Reuters page FXFX at 11 a.m., London time, on December 30, 1994 (the "YEAR END EXCHANGE RATE").

          3.3.2. If the Audit Procedure has not been completed prior to the Closing, then:

(i) not less than 7 days prior to the Closing Date Fiat shall deliver to the Buyer a certificate of an appropriate officer of Fiat setting forth estimates of the 1994 Consolidated Net Financial Position (the "ESTIMATED 1994 CONSOLIDATED NET FINANCIAL POSITION") and the 1994 Sold Receivables Amount (the "ESTIMATED 1994 SOLD RECEIVABLES AMOUNT") based upon the best financial information available to Fiat at that time and the purchase price shall be reduced at the Closing in accordance with Article 3.3.1, on the basis of the Estimated 1994 Consolidated Net Financial Position and the Estimated 1994 Sold Receivables Amount; and

(ii) upon completion of the Audit Procedure, the Parties shall calculate the difference between the Estimated 1994 Consolidated Net Financial Position and the 1994 Consolidated Net Financial Position as determined by the Audit Procedure and the Estimated 1994 Sold Receivables Amount and the 1994 Sold Receivables Amount as determined by the Audit Procedure, respectively and:

     (x) if the sum of such actual amounts as determined by the Audit Procedure exceeds the sum of the estimated amounts, Fiat shall pay to the Buyer an amount equal to such excess converted into US dollars at the Year End Exchange Rate; and

     (y) if the sum of the estimated amounts exceeds the sum of the actual amounts as determined by the Audit Procedure, the Buyer shall pay to Fiat an amount equal to such excess converted into US dollars at the Year End Exchange Rate.

     3.4.  INTEREST AND MEANS OF PAYMENT.  Any amount payable under Article
           -----------------------------
3.2.2(ii) or 3.3.2(ii) shall be increased by interest at a rate per annum equal to French franc or US dollar, as the case may be, 3-month LIBOR, for

                                                                             12.

the period running from the Closing (or, if the Closing has not occurred prior to such date, from May 1, 1995) through the date on which such amount is paid. Any such amount shall be paid within fifteen (15) days of completion of the Audit Procedure by wire transfer to an account, details of which shall have been given by the recipient to the Party making the payment within three (3) days of completion of the Audit Procedure.

     3.5.  INTEREST ON PURCHASE PRICE.  In the event that the Closing occurs
           --------------------------
after March 31, 1995, the portion of the Purchase Price payable at Closing shall be increased by interest at a rate per annum equal to US dollar 3-month LIBOR for the period running from April 1, 1995 through the Closing Date.

     3.6.  INTERCOMPANY INDEBTEDNESS.  On the Closing Date, Fiat shall, or shall
           -------------------------
cause the appropriate member(s) of the Fiat Group to, pay in full the Fiat Group Intercompany Indebtedness as of the Closing Date and take all steps necessary prior to the Closing Date to ensure the availability of the funds necessary to make such payments, and the Buyer shall, or shall cause the appropriate member(s) of the CEAc Group to, pay in full the CEAc Group Intercompany Indebtedness as of the Closing Date and take all steps necessary prior to the Closing Date to ensure the availability of the funds necessary to make such payments. All such payments shall be deemed to have occurred immediately following the purchase of the Shares by the Buyer.

     3.7.  THIRD-PARTY INDEBTEDNESS.  Item 1 of Schedule 3.7 sets forth a list
           ------------------------
identifying each item of Unfavorable Indebtedness. Not less than 7 days prior to the Closing Date, the Buyer shall deliver to Fiat a certificate of an appropriate officer of the Buyer indicating those items of Unfavorable Indebtedness which the Buyer shall cause CEAc and the Subsidiaries to prepay on the Closing Date.

     At the Closing, Fiat shall pay to the Buyer (or, at the Buyer's option, the purchase price shall be reduced by) an amount equal to the amount, if any, by which the aggregate Prepayment Penalties of the Unfavorable Indebtedness prepaid on the Closing Date exceeds the "Aggregate Below Market Rate Value" set forth as
Item 2 of Schedule 3.7.

     3.8.  GUARANTEES.  On the Closing Date, each of the guarantees, letters of
           ----------
comfort and similar financial instruments issued by (i) any member of the Fiat Group in favor of CEAc or any of the Subsidiaries listed on Schedule 3.8A hereto (the "FIAT GUARANTEES") or (ii) any member of the CEAc Group in favor of any member of the Fiat Group

                                                                             13.

listed on Schedule 3.8B hereto shall be terminated. The Buyer shall take all steps necessary prior to the Closing Date (or, to the extent not possible, within 60 days thereafter) to ensure that the Fiat Guarantees are replaced by a similar instrument, acceptable to the relevant third-party beneficiary, issued or arranged for by the Buyer. With respect to any Fiat Guarantees not so replaced on or prior to the Closing Date, on the Closing Date the Buyer shall furnish to the appropriate member of the Fiat Group a counter-guarantee from a financial institution, and in form and substance, reasonably satisfactory to Fiat.

     3.9.  FIAT GROUP ARRANGEMENTS.  On the Closing Date, each of the agreements
           -----------------------
or arrangements between one or more members of the Fiat Group and one or more members of the CEAc Group (except for those representing ordinary course of business commercial transactions and those listed on Schedule 3.9 hereto) shall be terminated without liability to any party thereto (other than liabilities accrued pursuant to the terms of such agreements or arrangements prior to such termination).


                                   ARTICLE 4
                      AUDIT OF PURCHASE PRICE ADJUSTMENTS
                      -----------------------------------

      As soon as practicable after December 31, 1994, Fiat shall prepare (or cause to be prepared) and shall cause Ernst & Young to audit the 1994 Consolidated Financial Statements and shall thereafter deliver to the Buyer a copy of the 1994 Consolidated Financial Statements, Ernst & Young's audit letter with respect thereto, and a certificate from Ernst & Young setting forth the Price Adjustment Elements. Arthur Andersen & Co. shall be entitled to participate, as a representative of the Buyer, in the audit of the 1994 Consolidated Financial Statements and to observe all physical inventory counts in connection with such audit and review all workpapers of Ernst & Young relating to such audit.

     Within 60 days of its receipt of the 1994 Consolidated Financial Statements and the audit letter and certificate relating thereto, the Buyer shall notify Fiat of whether it accepts or disputes the accuracy of the Price Adjustment Elements as set forth in the certificate. If the Buyer disputes the accuracy of any Price Adjustment Element, it shall deliver a written notice thereof (the "NOTICE") to Fiat.

     The Notice shall set forth in reasonable detail those Price Adjustment Elements that the Buyer believes have not been correctly determined and the reasons for its opinion.

                                                                             14.

If no Notice is delivered in the time period set forth above, the Buyer shall be deemed to have accepted the accuracy of the Price Adjustment Elements as set forth in the certificate. If a Notice is delivered, the Parties shall meet and in good faith use their best efforts to try to resolve their disagreements over the disputed items.

     If the Parties fail to resolve their disagreements in accordance with the foregoing sentence within 15 days of delivery of the Notice the Parties shall jointly submit those disputed items to a partner mutually acceptable to the Parties, of the Paris office of one of the "big six" international accounting firms other than Ernst & Young or Arthur Andersen & Co. (and in the event the Parties cannot agree on the identity of such partner, the choice shall be made by the President of the Tribunal de grande instance of Paris) (the "ACCOUNTING REFEREE"), and the Accounting Referee shall make a binding determination of those disputed items. The fees and expenses of Ernst & Young shall be paid by CEAc (except that Fiat shall pay any fees and expenses of Ernst & Young that are incremental to the fees and expenses related to CEAc's normal year-end audit), the fees and expenses of Arthur Andersen & Co. shall be paid by the Buyer and the fees and expenses of the Accounting Referee shall be shared by the Buyer and Fiat as shall be determined by the Accounting Referee.


                                   ARTICLE 5
                                    CLOSING
                                    -------

     5.1.  TIME AND PLACE.  Subject to the terms and conditions hereof, the
           --------------
Closing will take place at the offices of Gide Loyrette Nouel, 26 cours Albert 1er,75008 Paris, France, or at such other place as shall be agreed upon by the Parties, on the date which is ten (10) days after the first date on which each of the conditions set forth in Article 6 has been satisfied or waived.

     5.2.  FIAT DELIVERIES.  At the Closing, in addition to the matters provided
           ---------------
for by Article 3, Fiat shall deliver or cause to be delivered to the Buyer:

          5.2.1. share transfer orders (ordres de mouvement) duly signed by SICIND, relating to all of the Shares;

          5.2.2. letters from those members of the boards of directors or supervisory boards of CEAc and the Subsidiaries (other than representatives of employees and those not appointed by Fiat and Alcatel-Alsthom S.A. and listed in Schedule 5.2.2) stating that they

                                                                             15.

     are resigning from their positions as director of CEAc or its Subsidiaries, as the case may be, as of the Closing and that they have no claim against CEAc or the Subsidiaries relating to their service as director and tendering to the Buyer any director's shares held by them;

          5.2.3. minutes of the work council of CEAc and, if required by law, of the Subsidiaries evidencing that they have been informed of the transfer of the Shares in compliance with Article L-432-1 of the French Labor Code or other relevant law or regulation; and

          5.2.4. a certificate from a duly authorized officer of Fiat evidencing the satisfaction of the conditions set forth in Articles 6.1.6. and 6.1.7. below.

     5.3.  BUYER DELIVERIES.  At the Closing, in addition to the matters
           ----------------
provided for by Article 3, the Buyer shall deliver or cause to be delivered to
Fiat:

          5.3.1. the portion of the Purchase Price to be paid at Closing pursuant to Article 3 by wire transfer in immediately available US dollar funds to an account details of which shall be given to the Buyer at least five (5) days prior to the Closing; and

          5.3.2. a certificate by a duly appointed officer of the Buyer evidencing the satisfaction of the conditions set forth in Articles 6.1.1, 6.1.2, 6.2.1. and 6.2.2. below.


                                   ARTICLE
                              CONDITIONS PRECEDENT
                              --------------------

     6.1.  BUYER'S CONDITIONS.  The obligation of the Buyer to consummate the
           ------------------
purchase of the Shares and pay the Purchase Price is subject to the prior fulfillment at or prior to the Closing of each of the following conditions (unless satisfaction of any such condition is expressly waived in a writing delivered to Fiat, provided that in the case of any of the following conditions except those set forth in Articles 6.1.4, 6.1.6 and 6.1.7, any such waiver shall also be deemed a waiver of any claim by the Buyer for indemnification or any other remedy, whether pursuant to the Warranty Agreement or otherwise, as a result of the failure to satisfy such condition, including any breach or inaccuracy of a representation or warranty or breach of agreement constituting such failure):

                                                                             16.

          6.1.1. The Treasury Department of the French Ministry of the Economy and Finance (Direction du Tresor du Ministere de l'Economie et des Finances) shall have authorized the transfer of the Shares to the Buyer;

          6.1.2. The Buyer shall have obtained each of the consents or approvals of any Governmental Authority relating to antitrust or the regulation of competition in any of Germany, France, Spain, Portugal, the United Kingdom, Belgium, Austria, Italy, Ireland, Sweden or the European Community;

          6.1.3. No injunction, restraining order or other order of a Governmental Authority shall be in effect which restrains, prohibits or invalidates the transfer of the Shares;

          6.1.4. From the date of this Agreement through the Closing Date, there shall have occurred no material adverse change (and no event shall have occurred which will result in a material adverse change) in the financial condition or results of operations of CEAc and the Subsidiaries, taken as a whole, other than such changes attributable to developments affecting manufacturers of lead acid batteries generally;

          6.1.5. The Buyer or CEAc shall have obtained any consents required under each of the agreements listed on Schedule 6.1.5 to avoid the termination or modification of such agreements as a result of the transfer of the Shares or a change in control of CEAc;

          6.1.6. The representations and warranties made by Fiat in this Agreement and in the Warranty Agreement shall have been true and correct in all material respects as of the date hereof;

          6.1.7. Fiat shall have performed and complied in all material respects with all covenants, agreements and undertakings required by this Agreement or the Warranty Agreement to be performed and complied with by Fiat at or prior to the Closing;

          6.1.8. Fiat Auto SpA shall have executed and delivered to CEAc for signature a long term supply agreement in the form of Schedule 6.1.8 hereto and each of Magnetti Marelli SpA, New Holland, IVECO SpA and Fiat Auto Poland shall have executed and delivered to CEAc (or in the case of Fiat Auto Poland, CENTRA) for signature a long term supply agreement substantially in the form of Schedule 6.1.8 hereto.

                                                                             17.

Notwithstanding the foregoing, (i) the condition set forth in Article 6.1.2, insofar as it relates to the consent or approval of any Governmental Authority in any nation or jurisdiction other than France, Germany, Ireland, Austria or Portugal, shall be deemed to have been satisfied from and after March 31, 1995;
(ii) the condition set forth in Article 6.1.2, insofar as it relates to the consent or approval of any Governmental Authority in France, shall be deemed to have been satisfied from and after April 28, 1995, unless prior to such date the Buyer has obtained (and delivered a copy to Fiat) an effective, irrevocable waiver of the conditions precedent contained in Clause 4.2 of the Facilities Agreement dated February 28, 1995 among the Buyer, Bankers Trust Company, as agent, and certain Lenders (as defined therein); and (iii) each of the conditions set forth in Articles 6.1.4, 6.1.5 and 6.1.6 shall be deemed to have been satisfied from and after May 1, 1995, in each case if the Closing has not occurred prior to such date.

     6.2.  FIAT'S CONDITIONS.  The obligations of Fiat to consummate the sale of
           -----------------
the Shares are subject to the fulfillment at or prior to the Closing of each of the following conditions (unless satisfaction of any such condition is expressly waived in a writing delivered to the Buyer, provided that in the case of any of the following conditions except those set forth in Articles 6.2.1 and 6.2.2, any such waiver shall also be deemed a waiver of any claim by Fiat for indemnification or any other remedy, whether pursuant to the Warranty Agreement or otherwise, as a result of the failure to satisfy such condition, including any inaccuracy of representation or warranty or breach of agreement constituting such failure):

          6.2.1. The representations and warranties made by the Buyer in this Agreement and in the Warranty Agreement shall be true and correct in all material respects when made and at and as of the Closing as if such representations and warranties were made at and as of the Closing, except for representations and warranties (a) made as of a specified date or for a specified period, which shall be true and correct as of the specified date or for the specified period, or (b) affected by any action taken after the date hereof in accordance with the terms of this Agreement or the Warranty Agreement or with the prior written consent of Fiat;

          6.2.2. The Buyer shall have performed and complied in all material respects with all covenants, agreements and undertakings required by this Agreement or the Warranty Agreement to be performed and complied with by the Buyer at or prior to the Closing; and

                                                                             18.

          6.2.3. No valid injunction, restraining order or other order of a competent Governmental Authority shall be in effect which restrains, prohibits or invalidates the transfer of the Shares.

     6.3.  CONSENTS.  The Buyer undertakes to use its best efforts to obtain
           --------
each of the authorizations, approvals or consents of Governmental Authorities referred to in Article 6.1.2 or third-parties referred to in Article 6.1.5 and to avoid the entry of any injunction or order, referred to in Article 6.1.3, and to satisfy any reasonable requirements or conditions that may be attached to obtaining such authorizations, approvals or consents or to avoiding such entry.

     6.4.  COOPERATION.  The Parties will cooperate with each other in making
           -----------
all necessary filings or applications and in obtaining each of the authorizations, approvals or consents of Governmental Authorities or third-parties referred to in Article 6.1 and to avoid the entry of any injunction, restraining order or other order of a Governmental Authority restraining, prohibiting or invalidating the transfer of the Shares. Without limiting the foregoing, the Parties each agree to make filings with relevant Governmental Authorities required to be made by them or on their behalf as soon as practicable. Each of the Buyer and Fiat will keep the other fully informed of all developments or discussions with Governmental Authorities or third parties relating such obtaining such authorizations, consents and approvals.


                                   ARTICLE 7
                                  INFORMATION
                                  -----------

     7.1.  CONFIDENTIALITY.  Each Party agrees that this  Agreement and the
           ---------------
Warranty Agreement and all information obtained by such Party in the course of negotiations in respect of such agreements and the transactions contemplated thereby (the "CONFIDENTIAL INFORMATION") is confidential and must not be divulged or communicated to third parties or used other than in connection with the transactions contemplated hereby without the consent of the other Party, except to Affiliates, officers, directors, other employees, counsel, accountants, bankers, underwriters and other authorized representatives to the extent necessary for the consummation of the transactions contemplated hereby and provided that such persons are made aware of and agree to be bound by the terms of this Article 7.1.; provided, however, that upon the Closing, the
                            --------  -------
Parties may issue press releases or otherwise provide information to the press relating to the transactions contemplated hereby, the content of which

                                                                             19.

shall be subject to the approval of the other Party, which approval shall not be unreasonably withheld. Neither the execution and performance of this Agreement and the Warranty Agreement, nor the termination of this Agreement and the Warranty Agreement shall relieve the Parties from their confidentiality obligation under this Article 7.1.

     Without limiting the foregoing, the Parties agree that they shall jointly consult upon the text of any disclosure of any Confidential Information to any securities commission or stock exchange authorities or in any prospectus or other offering materials in connection with or related to any public tender offer for the shares of CEAc or any offering of securities by any Party.

     Notwithstanding the provisions of this Article 7.1., each Party acknowledges that no information shall be deemed to be Confidential Information if: (i) at the time of disclosure to any third party any such information is, or following disclosure such information becomes, generally available to and known by the public other than as a result of a disclosure by any Party in breach of this Agreement or (ii) such information was in the possession of the recipient Party prior to disclosure to the recipient Party by the proprietary Party other than information received from a third person prohibited from transmitting such information to the recipient Party by a contractual, legal or fiduciary obligation to the proprietary Party.

     In the event that a Party is requested or required (by interrogatory, request for information, subpoena, deposition or other legal process) to disclose any of the Confidential Information of the other Party, such Party shall provide the proprietary Party with prompt notice of such request(s) so that it may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the provisions of this Article 7.1. In the event that such protective order or other remedy is not obtained, or that the proprietary Party grants a waiver hereunder, the Party receiving the request may furnish that portion (and only that portion) of the Confidential Information which it is legally compelled to disclose and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished.

     The above paragraph shall not apply to any disclosure to satisfy the conditions set forth in Article 6 of this Agreement or any applicable stock exchange regulations and national or supra-national antitrust authorities.

                                                                             20.

     7.2.  ACCESS.  Pending the Closing, Fiat shall, and shall cause CEAc and
           ------
each of the Subsidiaries to, give to the Buyer and its bankers and underwriters (and their respective representatives and counsel) access to CEAc's and the Subsidiaries' personnel, property, records and such other documents and information concerning the business and operations of CEAc and the Subsidiaries as the Buyer shall reasonably request.

     No investigations made by or on behalf of the Buyer, whether under this
Article 7.2 or any other provisions of this Agreement, will have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty, covenant or indemnity made in this Agreement and the Warranty Agreement.

     Pending the Closing, Fiat and the Buyer shall also hold regular meetings, at least monthly at times reasonably agreed between Fiat and the Buyer, for the purpose of informing and consulting the Buyer with respect to the business and management of the CEAc Group and Fiat shall furnish the Buyer with copies of the monthly financial reports prepared by CEAc as soon as they become available.

     7.3.  NOTICE OF CERTAIN EVENTS.  Each Party shall give or cause to be given
           ------------------------
to the other prompt written notice of any material development affecting the ability of such Party to consummate the transactions contemplated by this Agreement and the Warranty Agreement. Fiat shall promptly notify the Buyer upon its becoming aware of any representation or warranty of Fiat contained in this Agreement or the Warranty Agreement being or becoming untrue or incorrect in any material respect between the date hereof and the Closing Date.


                                   ARTICLE 8
                                NON-COMPETITION
                                ---------------

     For a period of five (5) years from the Closing, Fiat undertakes to and covenants with the Buyer that it shall not, and shall not permit any member of the Fiat Group to:

(i) engage directly or indirectly in the manufacture of automotive, stand-by or traction batteries, provided that any such person may hold an equity interest of not more than 10% in any other company or entity engaged in the manufacture of such batteries in which it does not have, directly or indirectly, any operational or advisory role;

                                                                             21.

(ii) except for the persons listed in Schedule 8, engage or employ any person who is currently a director or senior management employee of CEAc or any of the Subsidiaries.

     This non-competition covenant shall apply to Eastern and Western European countries (including without limitation the countries which were part in the past of the USSR).


                                   ARTICLE 9
                                  TERMINATION
                                  -----------

     9.1.  TERMINATION.  This Agreement and the Warranty  Agreement may be
           -----------
terminated at any time prior to the Closing Date (a) by the written agreement of each of the Buyer and Fiat or (b) by Fiat at any time after June 15, 1995 if the Closing shall not have occurred on or prior to such date; provided, however,
                                                          --------  -------
that Fiat shall give the Buyer at least 15 days prior notice of its intention to terminate and any time prior to such termination the Buyer shall be entitled to waive the conditions precedent to its obligations hereunder and consummate the purchase of the Shares. This Agreement and the Warranty Agreement shall terminate automatically on September 30, 1995 if the Closing shall not have occurred prior to such date, unless the Buyer and Fiat mutually agree to extend such date.

     9.2.  EFFECT OF TERMINATION.  If this Agreement and the Warranty Agreement
           ---------------------
are terminated as permitted under Article 9.1, such termination shall be without liability to any Party to this Agreement or the Warranty Agreement or any Affiliate, shareholder, director, officer or representative of such Party, except for liability arising from a willful breach of this Agreement or the Warranty Agreement. The Buyer agrees that for a period of three (3) years from the date of any termination of this Agreement it shall not, and shall not permit any of its subsidiaries to solicit for employment any person who is currently a director or senior management employee of CEAc or any of the Subsidiaries.


                                   ARTICLE 10
                         GOVERNING LAW AND ARBITRATION
                         -----------------------------

     10.1.  GOVERNING LAW.  This Agreement and the Warranty  Agreement shall be
            -------------
governed by, and shall be construed in accordance with, the laws of France.

     10.2.  ARBITRATION.  The Parties irrevocably agree that any disputes which
            -----------
may arise out of or in connection with this Agreement or the Warranty Agreement shall be settled by

                                                                             22.

arbitration in Paris, France in accordance with the following rules:

     (a) The arbitral tribunal shall consist of two arbitrators and the presiding arbitrator, each of whom shall be fluent in English and may be of French, Italian or United States nationality. The party intending to institute arbitration proceedings shall inform the other party in writing of its intention and, at the same time, designate one arbitrator. The other party shall, within 30 days after receipt of this notice, designate a second arbitrator. Fiat and SICIND shall for the purpose of this Article 10.2(a) be deemed to be a single party and shall appoint a common arbitrator. If, within such time period, the other party has not designated a second arbitrator, then at the request of the party intending to institute arbitration proceedings, the second arbitrator shall be appointed by the President of the Tribunal de grande instance of Paris, acting upon request (par voie de requete). The two arbitrators thus appointed shall choose the presiding arbitrator, who shall be a jurist. If, within 30 days after the appointment of the second of the two arbitrators, the two arbitrators have not agreed upon the choice of the presiding arbitrator, then at the request of either party to the arbitration proceedings, the presiding arbitrator shall be appointed by the President of the Tribunal de grande instance of Paris, acting upon request (par voie de requete).

     (b) All submissions and awards in relation to arbitration under this Agreement or the Warranty Agreement shall be made in English and all arbitration proceedings and all pleadings shall be in English. Original documents in English, Italian or French may be submitted as evidence in their original language; witnesses not fluent in English may give evidence in their native tongue (with appropriate translation). Original documents in a language other than English, Italian or French shall be submitted as evidence in English translation accompanied by the original or true copy thereof.

     (c) The Parties hereby adopt the rules of the French Nouveau Code de Procedure Civile applicable to proceedings before the Tribunal de Grande Instance as the procedural rules governing arbitrations hereunder, insofar as such rules are not inconsistent with any provision of this Article 10, which shall be controlling, and provided that (i) each party may call upon the other to supply the arbitral panel with specified documents in such other party's control relevant to the dispute; (ii) each party shall be entitled to present the oral testimony of witnesses as to fact and expert witnesses; (iii) each party shall be entitled to question directly any witnesses who present

                                                                             23.

testimony to the arbitral panel; and (iv) at the request of either party, a written transcript shall be made of each hearing before the arbitral panel and shall be furnished to the parties.

     (d) Each party to such arbitration shall pay its own legal fees and expenses incurred in connection with the arbitration and the expense of any witness produced by it. The cost of any stenographic record and all transcripts thereof, shall be prorated equally among all parties ordering copies and shall be paid by such parties directly to the reporting agency. All other expenses of the arbitration, including required travelling and other expenses and fees of the arbitrators and the expenses of any witness or the cost of any proof produced at the request of the arbitrators, shall be borne by the claimant and the respondent as shall be determined by the arbitrators.

     (e) Any award shall be made in the currency in which the obligation would have been paid, if the obligation with respect to which the award is made was an obligation to pay money, or in US dollars in all other cases.

     (f) Any award shall be final and not subject to appeal and the parties hereby waive all challenges to any award of an arbitral panel under this Article 10.


                                   ARTICLE 11
                                 MISCELLANEOUS
                                 -------------

     11.1.  NOTICES.  Any notice or other communication required or permitted to
            -------
be given hereunder or under the Warranty Agreement shall not be valid unless delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by international courier service or by registered mail, charges prepaid, addressed as follows:

          (i)  if to Fiat or SICIND:

               Fiat S.p.A.
               Corso Marconi, 10
               10125 Torino, Italy
               Attention: Dott. M. Mosca
               Telecopier no.:  (39)(11) 686.3784
               and
               Attention: General Counsel
               Telecopier no.:  (39)(11) 686.2196

                                                                             24.

          with copy to:

               Cleary, Gottlieb, Steen & Hamilton
               41, Avenue de Friedland
               75008 Paris, France
               Attention:  Daniel S. Sternberg
               Telecopier no.:  (33)(1) 45.63.35.09

          (ii) if to Buyer:

               Exide Corporation
               1400 North Woodward Avenue
               Bloomfield Hills
               Michigan 48304, USA
               Attention: General Counsel
               Telecopier no.: (1)(810) 258.5319

          with copy to:

               Gide Loyrette Nouel
               26 cours Albert 1er
               75008 Paris, France
               Attention:  Thierry Vassogne
               Telecopier no.:  (33)(1) 43.59.37.79

     Any such notice or other communication shall be deemed to have been given and received on the day on which such notice is actually received by the addressee.

     Any Party may at any time change its address for service from time to time by giving notice to the other party in accordance with this Article 11.1.

     11.2.  EXPENSES.  The Buyer and Fiat shall each bear their own expenses,
            --------
costs and fees (including, without limitation, attorneys' and auditors' fees) in connection with the transactions contemplated hereby, including the preparation and execution of this Agreement and the Warranty Agreement and compliance with its terms, whether or not the transactions contemplated hereby shall be consummated. Without limiting the foregoing, Fiat shall not bill to CEAc any of Fiat's expenses, costs or fees. Fiat shall further bear the expenses, costs and fees in connection with the transactions contemplated hereby, if any, incurred by CEAc that are incremental to the expenses, costs and fees incurred by CEAc in the ordinary course of its business.

     11.3.  ASSIGNMENT, NO THIRD PARTY BENEFICIARIES.  This Agreement and the
            ----------------------------------------
Warranty Agreement and all of the provisions hereof and thereof shall be binding upon and inure to the benefit of each of the Parties and their respective successors, designees and permitted assigns.

                                                                             25.

This Agreement, the Warranty Agreement and the rights, interests or obligations hereunder and thereunder shall not be assigned by the Buyer (except to one or more of its direct or indirect wholly-owned subsidiaries, provided that no such assignment shall relieve the Buyer from any of its obligations hereunder or under the Warranty Agreement) or by Fiat or SICIND without the prior written consent of the other party, and any attempt to assign this Agreement and the Warranty Agreement without such consent shall be void and of no effect.

     11.4.  INTEGRATION.  This Agreement and the Warranty Agreement (including
            -----------
the Disclosure Schedule and other Schedules referred to herein and therein) sets forth the entire understanding and agreement between the Parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto. The Buyer acknowledges that it has conducted its own independent review and analysis of the CEAc Group and its businesses and that it has been provided access to the properties, records and personnel of the CEAc Group for this purpose. In entering into this Agreement and the Warranty Agreement, the Buyer has relied solely upon its own investigation and analysis and the representations and warranties set forth in this Agreement and the Warranty Agreement and acknowledges that none of Fiat, SICIND or any other member of the Fiat Group or any of their respective Affiliates, directors, officers, employees, agents, representatives or advisors has made any representation or warranty, either express or implied, as to any matter respecting or affecting the Shares, any member of the CEAc Group or the accuracy or completeness of any of the information provided or made available to the Buyer or its agents or representatives, except as and only to the extent expressly provided for in this Agreement and the Warranty Agreement; provided,
                                                                     --------
however, that nothing in this Article 11.4 shall be deemed to waive any claim
- -------
or cause of action the Buyer may have for a fraud (dol, reticence dolosive, manquement aux obligations precontractuelles etc.).

     11.5.  AMENDMENTS AND WAIVERS.  No amendment or waiver of any provision of
            ----------------------
this Agreement or the Warranty Agreement shall be binding on any Party unless consented to in writing by such Party. No waiver of any provision of this Agreement or the Warranty Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

     11.6.  COUNTERPARTS.  This Agreement and the Warranty  Agreement may be
            ------------
executed in counterparts, each of which

                                                                             26.

shall constitute an original and all of which taken together shall constitute one and the same instrument.

     11.7.  INVALIDITY OF A PROVISION.  If any provision of this Agreement or
            -------------------------
the Warranty Agreement or any part thereof is rendered void, illegal or unenforceable in any respect, the Parties shall seek to substitute for such provisions valid provisions that in their economic effect come so close to the original provisions that it can be reasonably assumed that the Parties would have executed this Agreement and the Warranty Agreement including such new provisions. In the event that such provisions cannot be found, the invalidity, illegality or unenforceability of any provision of this Agreement or the Warranty Agreement shall not affect the validity of such Agreements as a whole, unless the invalid provisions are of such importance to this Agreement and the Warranty Agreement that it can be reasonably assumed that the Parties would not have executed this Agreement and the Warranty Agreement without the invalid provisions.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by officers duly authorized thereunto as of the date first above written.

FIAT SPA                                      EXIDE CORPORATION


/s/ Umberto Quadrino
- ------------------------                      ----------------------
By:                                           By:
Name:  Umberto Quadrino                       Name:
Title: Executive Vice President               Title:


SICIND SPA


s/ Marco Mosca
- ------------------------
By:
Name: Marco Mosca
Title: Attorney-in-Fact

                                                                             26.

shall constitute an original and all of which taken together shall constitute one and the same instrument.

     11.7.  INVALIDITY OF A PROVISION.  If any provision of this Agreement or
            -------------------------
the Warranty Agreement or any part thereof is rendered void, illegal or unenforceable in any respect, the Parties shall seek to substitute for such provisions valid provisions that in their economic effect come so close to the original provisions that it can be reasonably assumed that the Parties would have executed this Agreement and the Warranty Agreement including such new provisions. In the event that such provisions cannot be found, the invalidity, illegality or unenforceability of any provision of this Agreement or the Warranty Agreement shall not affect the validity of such Agreements as a whole, unless the invalid provisions are of such importance to this Agreement and the Warranty Agreement that it can be reasonably assumed that the Parties would not have executed this Agreement and the Warranty Agreement without the invalid provisions.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by officers duly authorized thereunto as of the date first above written.

FIAT SPA                                        EXIDE CORPORATION


                                                /s/ Arthur Hawkins
- ------------------------                        ----------------------
By:                                             By:
Name:                                           Name: Arthur Hawkins
Title:                                          Title: President & CEO


SICIND SPA


- ------------------------
By:
Name:
Title:

                                               EXECUTION COPY
                                               --------------

                                           AANNEX A
                                   TO STOCK PURCHASE AGREEMENT






                              WARRANTY AGREEMENT

                                BY AND BETWEEN

                               EXIDE CORPORATION

                                      AND

                                   FIAT SpA




                             Dated March 17, 1995

                               TABLE OF CONTENTS


Article 1      Definitions .....................................

Article 2      Representations and Warranties
               of Fiat .........................................

Article 3      Covenants of Fiat ...............................

Article 4      Representations, Warranties and Covenants
               of the Buyer ....................................

Article 5      Survival of Representations and Warranties.......

Article 6      Indemnification .................................

Annex I        Disclosure Schedule

                                                                              3.

ON THE 17TH OF MARCH 1995


                            BETWEEN THE UNDERSIGNED

     EXIDE CORPORATION, a Delaware corporation, with offices at 1400 North Woodward Avenue, Bloomfield Hills, Michigan 48304, USA (hereinafter referred to as the "BUYER"),

                                                              ON THE FIRST PART,

AND

     FIAT SpA, an Italian corporation, with offices at Corso G. Marconi, 10, 10125 Torino, Italy (hereinafter referred to as "FIAT"),
                                                             ON THE SECOND PART.


     The Buyer and Fiat being collectively referred to as the "PARTIES" and individually as a "PARTY".


                                  WITNESSETH

          WHEREAS, the Buyer, Fiat and SICIND SpA, a wholly-owned subsidiary of Fiat ("SICIND"), have executed a Stock Purchase Agreement, dated the date hereof (the "STOCK PURCHASE AGREEMENT"), providing for the purchase by the Buyer of certain shares in the capital of Compagnie Europeenne d'Accumulateurs, a French societe anonyme ("CEAC") upon the terms and subject to the conditions set forth in the Stock Purchase Agreement and herein;

          WHEREAS, the Parties desire to provide each other with certain representations, warranties, covenants and indemnities in connection with the execution of the Stock Purchase Agreement and the purchase and sale of the Shares (as defined in the Stock Purchase Agreement);

          NOW, THEREFORE, in consideration of the mutual promises, covenants, representations, warranties and indemnities contained herein and in the Stock Purchase Agreement, the Parties agree as follows.


                                   ARTICLE I
                                  DEFINITIONS
                                  -----------

     1.1.  DEFINED TERMS.  For the purposes of this Agreement, including the
           -------------
above recitals, the following terms shall mean:

                                                                              4.

"Agreement"                      means this Warranty Agreement and the Annex
                                 and Schedules hereto, as amended from time to time.

"Authorization"                  means any permit, consent, authorization,
                                 approval, registration or license granted by or obtained from any Governmental Authority necessary for the CEAc Group to carry on its business as presently conducted or for the ownership or use of its property and assets.

"Benefit Plan"                   means any profit sharing scheme, supplementary
                                 insurance, retirement companies' savings plan, stock purchase or stock option plan.

"Buyer"                          shall have the meaning specified in the
                                 Recitals.

"CEAc"                           shall have the meaning specified in the
                                 Recitals.

"CEAc Group"                     shall have the meaning specified in Article
                                 2.3.

"Claim Notice"                   shall have the meaning specified in
                                 Article 6.6.

"Contract"                       means any contract, agreement or legally
                                 binding commitment (including any undertakings connected to the grant of subsidies) to which any member of the CEAc Group is a party.

"Direct Claim"                   shall have the meaning specified in Article
                                 6.6.

"Disclosure Schedule"            shall have the meaning specified in Article
                                 1.2.

                                                                              5.

"Environmental Matter"           means any matter relating to the environment or
                                 the presence, use or treatment of any chemical, toxic or hazardous substance; without limiting the foregoing, "Environmental Matters" shall include all matters relating to air, ground or water pollution, air emissions, effluent discharge, waste storage, treatment and disposal and the health or safety of employees or third parties in connection with the presence, use or treatment of any of the foregoing or any chemical, toxic or hazardous substance.

"Fiat"                           shall have the meaning specified in the
                                 Recitals.

"Indemnified Party"              shall have the meaning specified in Article
                                 6.6.

"Indemnifying Party"             shall have the meaning specified in Article
                                 6.6.

"Intellectual Property Rights"   means any patent, patent application and
                                 disclosure, trade secret, proprietary soft-ware, know-how or other proprietary information, trademark, trademark application and registration, trade name, corporate name, service mark, service mark application and registration, service name or registered and unregistered copyright, or inventions (whether patentable or not), in each case owned by or licensed to any member of the CEAc Group.

"Leased Properties"              means, collectively, the real properties
                                 forming the

                                                                              6.
                                 subject matter of the Real Property Leases.

"Liability"                      means any liability or obligation of any
                                 nature, accrued, absolute, contingent or otherwise, and whether due or to become due.

"Lien" means any security interest, mortgage, lien, charge, pledge, encumbrance, burden or other restriction or limitation of any nature whatsoever.

"Loss(es)"                       shall have the meaning specified in Article
                                 6.3.

"Material Adverse Effect"        means a material adverse effect on the
                                 financial condition or results of operations of the CEAc Group, taken as a whole.

"Material Contracts"             shall have the meaning specified in Article
                                 2.8.1.
"1994 CEAc Financial
 Statements"                     means the audited balance sheet of CEAc for the
                                 fiscal year ending December 31, 1994 and the accompanying profit and loss statement (compte de resultat) and all notes thereto (annexe), as certified by Ernst & Young.

"1993 CEAc Financial
 Statements"                     means the audited balance sheet of CEAc for the
                                 fiscal year ending December 31, 1993 and the accompanying profit and loss statement (compte de resultat) and all notes thereto (annexe), as certified by Ernst & Young.

                                                                              7.

"1993 Consolidated
 Financial Statements"           means the audited consolidated balance sheet of
                                 CEAc for the fiscal year ending December 31, 1993 and the accompanying profit and loss statement (compte de resultat) and all notes thereto (annexe), as certified by Ernst &
                                 Young.

"Owned Properties"               shall have the meaning specified in Article
                                 2.6.2.

"Party(ies)"                     shall have the meaning specified in the
                                 Recitals.

"Permitted Encumbrances"         means easements, encroachments and other minor
                                 imperfections of title to property which would not, individually or in the aggregate, materially detract from the value of such property, or materially impair the use of such property as currently used.

"Real Property Leases"           means the leases and subleases of real property
                                 to which any member of the CEAc Group is a party.

"Securities"                     means shares or other securities issued by any
                                 member of the CEAc Group entitling the holder thereof (by conversion, exchange, refund, presentation or exercise of a warrant or in any other manner) to the attribution of securities constituting part of the share capital or the voting rights of CEAc or any of the Subsidiaries.

"Stock Purchase Agreement"       shall have the meaning specified in the
                                 Recitals.

                                                                              8.

"Subsidiary(ies)"                shall have the meaning specified in Article
                                 2.3.

"Subsidiary Shares"              means shares in the capital of the Subsidiaries
                                 held, directly or indirectly, by CEAc.

"Taxes" means all income taxes (including corporate income tax, taxes on revenue (including value added tax), local taxes (including taxe professionnelle and taxe fonciere), withholding taxes (including precompte), registration taxes, stamp duties, taxes on salaries and social security contributions, unemployment contributions, retirement contributions, family allowance contributions and all other similar contributions assessed on salaries, including, in each case any interest, penalties, assessments or deficiencies thereon.

"Third Party Claim"              shall have the meaning specified in Article
                                 6.6. hereof.

"to Fiat's Best Knowledge"       means to the actual knowledge, after due
                                 inquiry, of any of Messrs. Leclercq, Pistone, Claudel, Weisman or Lacape or, if no inquiry was made, the deemed knowledge of Fiat had such inquiry been made.

     Except as otherwise expressly defined in this Agreement, all capitalized terms shall have the meanings ascribed to them in the Stock Purchase Agreement.

     1.2.  GENERAL PROVISIONS.  References in this Agreement to articles are to
           ------------------
articles in this Agreement, unless otherwise indicated.

                                                                              9.

     The meanings of the defined terms are applicable to both the singular and plural forms thereof.

     Any term defined by reference to any document shall have the meaning ascribed to it therein.

     The words "HEREOF", "HEREUNDER" and similar words shall be construed as references to this Agreement as a whole and not limited to the particular article or provision in which the relevant reference appears.

     The word "PERSON" shall include any individual, firm, company, corporation, partnership, incorporated body of persons or any state or government or any agency thereof.

     Unless otherwise expressly indicated herein, any reference herein to a numbered Schedule shall be a reference to the numbered Schedule contained in the Disclosure Schedule attached as Annex I hereto and made a part hereof (the "DISCLOSURE SCHEDULE").

     This Agreement is incorporated in, and constitutes a part of, the Stock Purchase Agreement.


                                   ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF FIAT
                    --------------------------------------

     Fiat represents and warrants to the Buyer as follows; provided that
                                                           --------
notwithstanding anything to the contrary contained herein, none of such representations or warranties is given in respect of, or covers, any Environmental Matter or any Law regulating, or Liability or Loss arising out of or relating to, any Environmental Matter. Each of the following representations and warranties are made as of the date hereof and, except for purposes of
Article 6.1.6 of the Stock Purchase Agreement, shall also be deemed to be repeated at and as of the Closing Date, except for (a) representations and warranties made as of a specified date or for a specified period or (b) to the extent affected by any action taken after the date hereof in accordance with the terms of this Agreement or the Stock Purchase Agreement or with the prior written consent of the Buyer.

     2.1.  FINANCIAL STATEMENTS; LIABILITIES
           ---------------------------------

          2.1.1.  Financial Statements.  (a)  Fiat has provided the Buyer with
                  --------------------
true and complete copies of the 1993 Consolidated Financial Statements. Except as noted therein, the 1993 Consolidated Financial Statements are, and the 1994 Consolidated Financial Statements when prepared will be, reguliers et sinceres and give, and will give, as the case

                                                                             10.

may be, une image fidele, in conformity with generally accepted accounting principles consistent with prior periods, of the consolidated assets and financial position of CEAc and its consolidated subsidiaries as at December 31, 1993 or December 31, 1994, as the case may be, and of the consolidated result of their operations for the year then ended.

          (b) Fiat has provided the Buyer with true and complete copies of the 1993 CEAc Financial Statements. Except as noted therein, the 1993 CEAc Financial Statements are, and the 1994 CEAc Financial Statements when prepared will be, reguliers et sinceres and give, and will give, as the case may be, une image fidele, in conformity with generally accepted accounting principles consistent with prior periods, of the assets and financial position of CEAc as at December 31, 1993 or December 31, 1994, as the case may be, and of the result of its operations for the year then ended.

          (c) To the best knowledge of Fiat, the corporate and accounting books and records of the CEAc Group have been properly and accurately kept and maintained in accordance with applicable Laws and relevant generally accepted accounting principles and practices, except for such matters that would not have a Material Adverse Effect.

          2.1.2.  Liabilities.  (a) As of the date hereof no member of the CEAc
                  -----------
Group has any Liabilities required by generally accepted accounting principles to be reflected, disclosed, provided for or reserved against in the consolidated financial statements of CEAc except for (i) Liabilities which have been sufficiently reflected, disclosed, provided for or reserved against in the 1993 Consolidated Financial Statements or which will be sufficiently reflected, disclosed, provided for or reserved against in the 1994 Consolidated Financial Statements, (ii) Liabilities that were incurred or arose in the usual and ordinary course of business after December 31, 1994 and (iii) Liabilities referenced on Schedule 2.1.2(a).

     (b) As of the date hereof no member of the CEAc Group has any Liabilities not required by generally accepted accounting principles to be reflected, disclosed, provided for or reserved against in the consolidated financial statements of CEAc, except for (i) Liabilities that were incurred or arose in the usual and ordinary course of business, (ii) Liabilities that have not had and would not reasonably be expected to have a Material Adverse Effect and (iii) Liabilities referenced on Schedule 2.1.2(b).

                                                                             11.

     2.2.  CORPORATE MATTERS RELATING TO FIAT, SICIND AND
           ----------------------------------------------
           THE CEAC GROUP
           --------------

          2.2.1.  Due Incorporation, Authority of Fiat.  (a)  Fiat is a
                  ------------------------------------
corporation duly incorporated and validly existing under the laws of Italy and has full corporate power and authority to execute and deliver this Agreement and the Stock Purchase Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

          (b) The execution and delivery of this Agreement and the Stock Purchase Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate and shareholder action on the part of Fiat and do not (and would not with the giving of notice or the lapse of time or both) result in a violation or a breach of, or a default under, or give rise to a right of termination, amendment or cancellation or the acceleration of any obligation under: (i) the atto costitutivo and the statuto of Fiat; (ii) any material contracts or instruments to which Fiat is a party or by which Fiat is bound; or (iii) any Laws applicable to Fiat; except in each case for any such matters that would not have a material adverse effect on the ability of Fiat to perform its obligations under this Agreement and the Stock Purchase Agreement. This Agreement and the Stock Purchase Agreement constitute valid and legally binding obligations of Fiat enforceable against Fiat in accordance with their terms.

          2.2.2.  Due Incorporation, Authority of SICIND.  (a) SICIND is a
                  --------------------------------------
corporation duly incorporated and validly existing under the laws of Italy and has full corporate power and authority to execute and deliver the Stock Purchase Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby.

          (b) The execution and delivery of the Stock Purchase Agreement and the consummation of the transactions contemplated thereby have been duly authorized and approved by all requisite corporate and shareholder action on the part of SICIND and do not (and would not with the giving of notice or the lapse of time or both) result in a violation or a breach of, or a default under, or give rise to a right of termination, amendment or cancellation or the acceleration of any obligation under: (i) the atto costitutivo and the statuto of SICIND; (ii) any material contracts or instruments to which SICIND is a party or by which SICIND is bound; or (iii) any Laws applicable to SICIND; except in each case for any such matters that would not have a material adverse effect on the ability of SICIND

                                                                             12.

to perform its obligations under the Stock Purchase Agreement. The Stock Purchase Agreement constitutes a valid and legally binding obligation of SICIND enforceable against SICIND in accordance with its terms.

          2.2.3.  The CEAc Group.  Schedule 2.2.3 is a complete list of each
                  --------------
company, partnership or other business entity of which more than 50% of the outstanding share capital or other equity interest is owned, directly or indirectly, by CEAc (a "SUBSIDIARY" and, together, the "SUBSIDIARIES"). CEAc together with the Subsidiaries are hereinafter sometimes referred to as the "CEAC GROUP". Each of CEAc and the Subsidiaries is a corporation duly incorporated and validly existing under its jurisdiction of incorporation and has all requisite corporate power and authority to carry out its business as currently conducted, except for such lack of power and authority as would not have a Material Adverse Effect. Other than the Subsidiaries and as referenced on Schedule 2.2.3, no member of the CEAc Group, directly or indirectly, owns any interest in any other corporation, partnership or other business entity (including any entity in which the liability of the members or partners is not limited to their ownership interest). None of CEAc or any of the Subsidiaries can be considered a de facto manager of any entity which is not itself a member of the CEAc Group.

     2.3.  CAPITAL STRUCTURE
           -----------------

          2.3.1.  Authorized Capital.  The outstanding share capital of CEAc
                  ------------------
consists of 21,051,836 shares. Schedule 2.3.1 sets forth, for each Subsidiary, the number of Subsidiary Shares and the percentage of the outstanding share capital of such Subsidiary represented by the Subsidiary Shares. The Shares, and the Subsidiary Shares, have been duly authorized and validly issued, are fully paid up and, except as referenced on Schedule 2.3.1, CEAc or the relevant Subsidiary has good title to such shares, free and clear of any Liens. None of the shares of any of the Subsidiaries are listed on any stock exchange nor have any of the Subsidiaries made any offering of Shares to the public.

          2.3.2.  No Options, etc.  Except as referenced on Schedule 2.3.2,
                  ---------------
there is not outstanding or authorized any option, warrant, right, call, commitment, subscription right, conversion right, exchange right or other right or agreement obligating Fiat, SICIND, CEAc or any of the Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any of the Shares or any shares in the capital (whether or not currently issued) of any member of the CEAc Group or any other Securities.

                                                                             13.

          2.3.3.  Capital Increase; Securities.  Except as referenced on
                  ----------------------------
Schedule 2.3.3, none of CEAc or any of the Subsidiaries has committed to any capital increase or decrease nor has empowered any corporate body to decide upon or commit to any capital increase or decrease or any issuance of any Securities.

     2.4.  ABSENCE OF VIOLATION
           --------------------

     The execution and delivery of this Agreement and the Stock Purchase Agreement by Fiat, the execution and delivery of the Stock Purchase Agreement by SICIND, and the consummation of the transactions contemplated hereby and thereby will not (and would not, with the giving of notice or the lapse of time or both):

     (a) result in a breach or violation of any of the provisions of, or constitute a default under, or create in any party the right to terminate or modify, or to accelerate the performance of any obligation of CEAc or any Subsidiary under: (i) any Material Contract;
          (ii) any Authorization; (iii) any provision of the statuts or other constituent documents of CEAc or any Subsidiary; or (iv) any Law applicable to CEAc or any Subsidiary; or

     (b) the creation or imposition of any Lien on any of the Shares or the Subsidiary Shares or on any of the property or assets of the CEAc Group;

except as referenced on Schedule 2.4 and except for any such matters that would not have a Material Adverse Effect.

     2.5.  CONSENTS AND APPROVALS
           ----------------------

     Except as referenced on Schedule 2.5 and except as contemplated under Articles 6.1.1 and 6.1.2 of the Stock Purchase Agreement, no consent or approval, or registration, declaration or filing with, any Governmental Authority or labor body is required to be obtained or made by or on behalf of Fiat, SICIND, CEAc or any Subsidiary in connection with the execution and delivery of this Agreement and the Stock Purchase Agreement by Fiat, the execution and delivery of the Stock Purchase Agreement by SICIND or the consummation of any transaction contemplated by this Agreement or the Stock Purchase Agreement.

     2.6.  CEAC GROUP PROPERTY
           -------------------

          2.6.1.  Title to Property and Assets; Sufficiency.  Except as
                  -----------------------------------------
referenced on Schedule 2.6.1, each member of the

                                                                             14.

CEAc Group has good title to, legal and beneficial ownership of, or a valid leasehold interest in, all of its material property and assets, free and clear of all Liens other than Permitted Encumbrances. The properties and other assets owned or leased by the CEAc Group are sufficient in all material respects for the conduct of the businesses and activities of the CEAc Group as of the date hereof.

          2.6.2.  Real Property.  (a)  No member of the CEAc Group is the owner
                  -------------
of, or has any agreement or option to own, any real property or any equity interest therein, other than the real property listed on Schedule 2.6.2 (the "OWNED PROPERTIES").

          (b) Except as referenced on Schedule 2.6.2(b), no condemnation or legal proceeding (including expropriation proceeding) is pending (nor, to Fiat's best knowledge, has any member of the CEAc Group received written notice threatening any such proceeding) with respect to the Owned Properties or the Leased Properties, which, if adversely determined, would preclude or materially impair the use of any such real property for the purposes for which it is currently used, or which challenges title to such real properties.

          (c) Except as referenced on Schedule 2.6.2(c), none of the Owned Properties nor any structure thereon or use thereof encroaches in any material respect on any property owned by any other person.

          2.6.3.  Real Property Leases.  (a) Schedule 2.6.3(a) lists all of the
                  --------------------
Real Property Leases.

          (b) Except in each case as referenced on Schedule 2.6.3(b), none of the Leased Properties is subleased by CEAc or any of the Subsidiaries and no right of occupation or enjoyment or other rights have been acquired or are in the process of being acquired by a third party in respect of all or part of such Leased Properties, nor has any such right been granted to any third party.

          (c) Each Real Property Lease creates a good and valid leasehold estate in the Leased Properties thereby demised and is in full force and effect, except as otherwise referenced on Schedule 2.6.3(c).

     2.7.  INTELLECTUAL PROPERTY RIGHTS
           ----------------------------

          2.7.1. Schedule 2.7.1 lists (i) all patented and registered Intellectual Property Rights and (ii) all pending patent applications (and applications for the registration

                                                                             15.

of other Intellectual Property Rights) made by any member of the CEAc Group.

          2.7.2. Schedule 2.7.2 lists (i) all trade or corporate names used by the CEAc Group and (ii) all licenses and other rights granted by any member of the CEAc Group to any third party with respect to the Intellectual Property Rights.

          2.7.3. Except as referenced on Schedule 2.7.3 and except in each case for such matters that would not have a Material Adverse Effect:

          (a) the CEAc Group owns and possesses (free and clear of any Liens other than Permitted Encumbrances) all right, title and interest in, or has a valid, enforceable and effective license to use, all of the Intellectual Property Rights and the Intellectual Property Rights are sufficient in all material respects for the conduct of the businesses and activities of the CEAc Group as now being conducted;

          (b) to Fiat's best knowledge, no claim by any third party contesting the validity, enforceability, use or ownership of any Intellectual Property Rights is currently outstanding; and

          (c) to Fiat's best knowledge, the CEAc Group has not received any notices of any infringement or misappropriation by, or conflict with, any third party with respect to the Intellectual Property Rights or of any infringement or misappropriation by the CEAc Group with respect to any intellectual property rights of any third party.

     2.8.  MATERIAL CONTRACTS
           ------------------

          2.8.1.  Contracts.  Schedule 2.8.1 lists all Contracts (but excluding
                  ---------
all open purchase or sales orders between any member of the CEAc Group and any of its customers or suppliers) which are either (a) Contracts between any member of the CEAc Group and either any member of the Fiat Group or director or manager of any member of the Fiat Group or Alcatel-Alsthom S.A (other than Contracts representing ordinary course commercial relationships on arms-length terms) or
(b) Contracts which both involve the obligation by the CEAc Group to pay amounts, or provide goods or services with a value, in excess of $250,000 in the aggregate and cannot be terminated by the relevant member of the CEAc Group, without penalty, on notice of six months or less or (c) Contracts with any customer of the CEAc Group accounting for more than 5% of consolidated revenues for the

                                                                             16.

year ended December 31, 1993 or (d) Contracts containing any non-competition provision binding any member of the CEAc Group (the "MATERIAL CONTRACTS").

          2.8.2.  No Breach of Material Contracts.  Except as referenced on
                  -------------------------------
Schedule 2.8.2, each of the Material Contracts is in full force and effect and is a valid and binding obligation of the parties thereto, enforceable in accordance with their respective terms, and none of CEAc or any Subsidiary is in violation or breach, in any material respect, of any of the terms or conditions of the Material Contracts. To Fiat's best knowledge, except as referenced on
Schedule 2.8.2, no other party to any Material Contract is in violation or breach of such Material Contract in any material respect.

     2.9.  PRODUCT WARRANTIES AND PRODUCT LIABILITY
           ----------------------------------------

     Fiat has previously provided to the Buyer accurate copies of the standard terms and conditions of sale of each of the CEAc Group companies, which terms and conditions contain the standard warranty given to the buyers of products manufactured by the CEAc Group. To Fiat's best knowledge, no member of the CEAc Group has given any warranty to any buyer of a product manufactured by such company other than the warranty contained in its standard terms and conditions of sale, except (i) as referenced on Schedule 2.9 or (ii) for warranties the breach of which would not have a Material Adverse Effect.

     2.10.  CUSTOMERS AND SUPPLIERS
            -----------------------

     No member of the CEAc Group has received written notice pursuant to which any of the ten largest customers and/or suppliers of the CEAc Group has disclosed its intention, to cease or substantially reduce its commercial relationship with such member of the CEAc Group, including, without limitation, as a result of the transfer of the Shares to the Buyer or its designees.

     2.11.  INSOLVENCY
            ----------

     (a) No receiver has been appointed to manage any of the properties, assets or business of the CEAc Group; and

     (b) No request or declaration has been made with a view to judicial reorganization, judicial liquidation or dissolution of any member of the CEAc Group and no member of the CEAc Group is subject to (nor has it been threatened in writing with) any judicial or administrative proceedings to such effect.

                                                                             17.

     2.12.  LITIGATION
            ----------

     Except as referenced on Schedule 2.12 and except in each case for matters that have not had and, if adversely determined, would not have a Material Adverse Effect: (i) none of CEAc or any of the Subsidiaries is a party to any pending litigation or investigation as plaintiff or defendant, whether before the ordinary courts or before administrative or other courts or arbitrators and, to Fiat's best knowledge, no such litigation or investigation has been threatened in writing by or against CEAc or any of the Subsidiaries; and (ii) none of CEAc or any of the Subsidiaries is now subject to any judgment, order, decree, ruling or injunction of any court, arbitrator or other judicial authority or regulatory authority.

     2.13.  EMPLOYEE MATTERS
            ----------------

     (a) Except as referenced on Schedule 2.13(a), there is no material labor strike, dispute or negotiation or material work slowdown or stoppage actually pending against CEAc or any of the Subsidiaries.

     (b) Schedule 2.13(b) lists all collective bargaining agreements or similar agreements involving employees by which CEAc or any of the Subsidiaries is bound. Except as referenced on Schedule 2.13(a), no other agreement of similar type is currently being negotiated. Each of CEAc and the Subsidiaries is and has been in compliance in all material respects with such collective bargaining agreements.

     (c) Except as referenced on Schedule 2.13(c)(A), none of CEAc or any of the Subsidiaries has failed to apply any mandatory Benefit Plan nor has adopted any non-mandatory Benefit Plan. Except as referenced on Schedule 2.13(c)(B), all of the Benefit Plans of the CEAc Group companies are fully funded.

     (d) Except as referenced on Schedule 2.13(d), no payments of salary, pension, bonuses or other compensation of any nature have been made or authorized since December 31, 1993 to any officers, directors, former directors or shareholders of CEAc or any Subsidiary except in the ordinary course of business. Except as referenced on Schedule 2.13(d), no member of the CEAc Group has entered into any employment or other contract with any employee or director of any member of the CEAc Group which contains provisions granting the employee or director benefits exceeding those provided by applicable Laws or collective bargaining agreements.

                                                                             18.

     2.14.  INSURANCE
            ---------

     (a) Schedule 2.14 lists all insurance policies with an individual premium in excess of $75,000 per year which are maintained by the CEAc Group with respect to their business, property and assets, or directors and employees. No member of the CEAc Group is in default with respect to the payment of any premiums under any such insurance policies, except for such defaults as would not have a Material Adverse Effect.

     (b) The insurance policies referenced on Schedule 2.14 are in full force and effect and, to Fiat's best knowledge, no member of the CEAc Group has received any notice of cancellation of any such insurance policy except that substantially all of such insurance policies will terminate or become terminable at such time as the CEAc Group ceases to be affiliated with Fiat.

     (c) The CEAc Group carries insurance of the kind and in the amounts and scope of coverage consistent with the insurance carried by members of the Fiat Group engaged in similar businesses.

     (d) Except as referenced on Schedule 2.14, no insurer has refused to cover any material claim made against CEAc and/or the Subsidiaries relating to their business as of the date of this Agreement.

     2.15.  TAXES AND SOCIAL SECURITY
            -------------------------

     Except, in each case, as referenced on Schedule 2.15 and for matters that would not have a Material Adverse Effect:

     (a) Each member of the CEAc Group has filed or caused to be filed, within the requisite times and within the manner prescribed by Law, all Tax returns, reports, computations, notices and information which are or have been required to be filed by it. Such returns and reports reflect accurately all liability for Taxes of such member of the CEAc Group for the periods covered thereby. The 1993 tax returns of each member of the CEAc Group accurately reflect, and the 1994 tax returns filed before the Closing Date, when filed will accurately reflect, for tax purposes, the losses, if any, for such member for such year.

     (b) All Taxes payable by or due from any member of the CEAc Group prior to the date hereof have been fully and timely paid or adequately provided for in the books and records of such company and/or the 1993 Consolidated

                                                                             19.

Financial Statements, and no interest or penalties are accrued with respect thereto.

     (c) There are no pending Tax examinations or Tax claims asserted, in any jurisdiction, against any member of the CEAc Group.

     (d) None of CEAc or any of the Subsidiaries is part of any tax consolidation scheme.

     2.16.  AUTHORIZATIONS
            --------------

     Except, in each case, as referenced on Schedule 2.16 and for matters that would not have a Material Adverse Effect: (i) each member of the CEAc Group has all Authorizations necessary to carry on its business and operations as currently conducted and to own its assets, (ii) all of such Authorizations are valid and in full force and effect, and (iii) no member of the CEAc Group is in default, nor, to Fiat's best knowledge, has it received any notice of any claim of default with respect to any such Authorization and (iv) to Fiat's best knowledge, no notice of any material modification, challenge or revocation in respect of any Authorization has been received by any member of the CEAc Group.

     2.17.  COMPLIANCE WITH LAWS
            --------------------

     Except as referenced on Schedule 2.17 and except for instances of non-compliance that would not have a Material Adverse Effect, the CEAc Group is currently conducting (and to extent that past non-compliance would result in a current or future Liability, has conducted) its business in compliance with all applicable Laws of each jurisdiction in which such business is carried on and, with respect only to each member of the CEAc Group which has fully implemented the Fiat Code of Conduct, such member has taken all of the necessary steps to implement such Code in accordance with Fiat's procedures and Fiat has no actual knowledge of any failure to comply with such Code by any of the persons who have agreed to be bound by it.

     2.18.  NO BROKERS
            ----------

     All negotiations relating to this Agreement, the Stock Purchase Agreement and the transactions contemplated hereby and thereby have been carried on without the intervention of any person acting on behalf of Fiat or SICIND in such a manner as to give rise to any valid claim against the Buyer or CEAc for any brokerage or finder's commission, fee or similar compensation.

                                                                             20.

     2.19.  BANK ACCOUNTS AND POWERS OF ATTORNEY
            ------------------------------------

          Schedule 2.19 is a correct and complete list as of the date of this Agreement showing the name of each bank in which CEAc or any of the Subsidiaries has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto and the names of any Persons holding powers of attorney from CEAc or any Subsidiary.

     2.20.  DOCUMENTS
            ---------

     All of the documents listed on the Data Room Index attached hereto as
Schedule 2.20 were furnished to the Buyer in good faith and not with the purpose of misleading the Buyer, and except for documents prepared at the Buyer's request or with its knowledge, were prepared in the ordinary course of business of the Fiat Group and/or the CEAc Group.


                                   ARTICLE 3
                               COVENANTS OF FIAT
                               -----------------

     3.1.  NEGATIVE COVENANTS
           ------------------

     Except as specifically contemplated by this Agreement or the Stock Purchase Agreement or as set forth on Schedule 3.1 or as otherwise expressly consented to by Buyer in writing (which consent shall not be unreasonably withheld and shall be deemed to have been given unless notice to the contrary is given to Fiat within 15 days after the receipt of a written request for consent), Fiat covenants to the Buyer that from January 1, 1995 until the Closing:

     (a) each member of the CEAc Group will conduct its business and operations only in the ordinary course and consistent with past practices without change of policy or procedure, including without limitation their respective practices in connection with the treatment of expenses, burdens, valuation of inventory, selling and purchasing policies and accounting policies;

     (b) no member of the CEAc Group will, except in the ordinary course of business, make any loans, advances or capital contributions to, or investment in the equity capital of, any other person;

     (c) no member of the CEAc Group will increase the compensation (including wages, salaries or bonuses) of any of its officers, directors,

                                                                             21.

          executives or employees, except for such increases as are required by Law or by collective labor agreements and for increases in accordance with normal practices of the CEAc Group;

     (d) no member of the CEAc Group will, except for sales of goods produced and held for sale and otherwise in the ordinary course of business and consistent with past practice, sell, transfer, or otherwise dispose of any properties or assets (real, personal or mixed) for a purchase price which individually exceeds $100,000 or in the aggregate exceeds $1 million;

     (e) no member of the CEAc Group will make any capital expenditure, addition or improvement, except those made in the ordinary course of business and consistent with past practice and capital expenditures, additions and improvements which are either provided for in the Budget for 1995 previously furnished to the Buyer or whose cost does not exceed, in the aggregate, $1 million;

     (f) no member of the CEAc Group will pay any dividend or allow any other equity withdrawal or make any bonus or profit sharing distribution or similar payment to its shareholders;

     (g) no member of the CEAc Group will, except in the ordinary course of business and consistent with past practice or as required to fund capital expenditures, additions and improvements provided for in the Budget for 1995, incur any indebtedness for borrowed money which individually exceeds $500,000 or in the aggregate exceeds $3 million;

     (h) no member of the CEAc Group will permit any of its material properties or assets to be subjected to any material Liens (other than Permitted Encumbrances), other than in the ordinary course of business and consistent with past practice;

     (i) no member of the CEAc Group will terminate any Material Contract or waive any material claim or right thereunder or any material claim not arising under a Contract, except in each case in the ordinary course of business and consistent with past practice;

     (j) no member of the CEAc Group will issue any shares in its capital or other Securities;

                                                                             22.

     (k) no member of the CEAc Group will cancel or reduce any of the insurance policies listed on Schedule 2.14; and

     (l) no member of the CEAc Group will agree, whether or not in writing, to do any of the foregoing.

     3.2.  AFFIRMATIVE COVENANTS
           ---------------------

     Except as specifically contemplated by this Agreement or the Stock Purchase Agreement or set forth on Schedule 3.2 or as otherwise expressly consented to by Buyer in writing (which consent shall not be unreasonably withheld), Fiat undertakes that each member of the CEAc Group will use its reasonable efforts, in the ordinary course of business and consistent with past practice, to:

     (a) maintain adequate levels of inventories to carry on its business in the ordinary course and consistent with past practice;

     (b)  maintain the services of its employees;

     (c) maintain relations and goodwill with its suppliers, customers and distributors;

     (d)  preserve the possession and control of its properties and assets;

     (e) preserve the confidentiality of its confidential or proprietary information; and

     (f) pay and discharge its liabilities and collect its account receivables in the ordinary course of business.


                                   ARTICLE 4
            REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BUYER
            ------------------------------------------------------

     The Buyer represents, warrants and covenants to Fiat as follows. Each of the following representations and warranties are made as of the date hereof and shall also be deemed to be repeated at and as of the Closing Date, except for
(a) representations and warranties made as of a specified date or for a specified period or (b) to the extent affected by any action taken after the date hereof in accordance with the terms of this Agreement or the Stock Purchase Agreement or with the prior written consent of Fiat.

                                                                             23.

     4.1.  DUE INCORPORATION; AUTHORIZATION
           --------------------------------

     (a) The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and the Stock Purchase Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

     (b) The execution and delivery of this Agreement and the Stock Purchase Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate and shareholder action on the part of the Buyer and do not (and would not with the giving of notice or the lapse of time or both) result in a violation or a breach of, or a default under, or give rise to a right of termination, amendment or cancellation or the acceleration of any obligation under: (i) the certificate of incorporation or by-laws of the Buyer; (ii) any material contracts or instruments to which the Buyer is a party or by which the Buyer is bound; or
(iii) any Laws applicable to the Buyer; except in each case for any such matters that would not, either individually or in the aggregate, have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement and the Stock Purchase Agreement. This Agreement and the Stock Purchase Agreement constitute valid and legally binding obligations of the Buyer enforceable against the Buyer in accordance with their terms.

     4.2.  CONSENTS AND APPROVALS
           ----------------------

     Except as referenced on Schedule 4.2 and except as contemplated under Articles 6.1.1 and 6.1.2 of the Stock Purchase Agreement, no consent, approval or authorization of, or registration, declaration or filing with, any Governmental Authority or labor body is required to be obtained or made by or on behalf of the Buyer (or any subsidiary designated by the Buyer to purchase the Shares) in connection with the execution and delivery of this Agreement and the Stock Purchase Agreement or the consummation of its purchase of the Shares or any other transaction contemplated hereby and thereby.

     4.3.  NO BROKERS
           ----------

     All negotiations relating to this Agreement, the Stock Purchase Agreement and the transactions contemplated hereby and thereby have been carried on without the intervention of any person acting on behalf of the Buyer in such manner as to give rise to any valid claim against Fiat or SICIND for

                                                                             24.

any brokerage or finder's commission, fee or similar compensation.

     4.4.  FINANCING
           ---------

     The Buyer has entered into definitive financing agreements which will provide the Buyer, no later than the Closing Date, with funds sufficient to enable the Buyer to purchase the Shares for the Purchase Price and otherwise to make all payments called for, and to consummate the transactions contemplated by this Agreement and the Stock Purchase Agreement. Complete copies of such definitive financing agreements have been delivered to Fiat. The Buyer will use its best efforts to ensure the disbursement of funds under such financing agreements on or prior to the Closing Date.


                                   ARTICLE 5
                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES
                  ------------------------------------------

     Any claim for indemnification under Article 6 must be made by the Party claiming indemnification prior to the termination of the following periods:

     (i) any claim for indemnification arising out of the breach of the representations contained in Article 2.15 hereof must be made before the expiration of a period equal to the applicable statute of limitations provided by Law plus one (1) month; and

     (ii) any other claim for indemnification of any nature must be made before the date that is 30 months after the Closing Date.

     Each representation or warranty in this Agreement and the Stock Purchase Agreement shall survive the Closing for the applicable indemnification period set forth above and shall thereafter expire and be of no further force and effect.


                                   ARTICLE 6
                                INDEMNIFICATION
                                ---------------

     6.1.  INDEMNIFICATION BY FIAT
           -----------------------

     From and after the Closing and subject to the provisions of Article 5 and this Article 6, Fiat agrees to indemnify, defend and hold harmless the Buyer from and against all Losses suffered or incurred by the Buyer as a result of or arising from or in connection with:

                                                                             25.

     (a) any breach or inaccuracy of any representation or warranty of Fiat contained in this Agreement or the Stock Purchase Agreement; or

     (b) any material breach or non-performance by Fiat or SICIND of any covenant made by, or undertaking to be performed by, it contained in this Agreement or the Stock Purchase Agreement.

     6.2.  INDEMNIFICATION BY THE BUYER
           ----------------------------

     From and after the Closing and subject to the provisions of Article 5 and this Article 6, the Buyer agrees to indemnify, defend and hold harmless Fiat from and against all Losses suffered or incurred by Fiat as a result of or arising from or in connection with:

     (a) any breach or inaccuracy of any representation or warranty of the Buyer contained in this Agreement or the Stock Purchase Agreement; or

     (b) any material breach or non-performance by the Buyer (or any designee of the Buyer) of any covenant made by, or undertaking to be performed by, it contained in this Agreement or the Stock Purchase Agreement.

     6.3.  DETERMINATION OF LOSSES
           -----------------------

     For purposes of this Article 6, "LOSS" or "LOSSES" means any liability, damage, penalty, judgment, assessment, loss, cost or expense, grossed-up for the payment of any tax on the indemnity received by the Indemnified Party under this
Article 6 and reduced by the amount of any benefit whatsoever obtained or to be obtained by the Indemnified Party as a result of, or in connection with, the fact or event giving rise to such Loss, including, without limitation, any tax benefit, saving or refund (whether by creation of a deductible charge or otherwise), any proceeds under any insurance policy or plan.

     Without limiting the foregoing, it is expressly acknowledged that no Loss resulting from a matter involving a Subsidiary that is not wholly-owned by CEAc shall exceed an amount equal to the product of (x) the percentage of the share capital of such Subsidiary owned by CEAc (except if the ownership of shares in such Subsidiary carries unlimited liability on the part of the shareholders, in which case the percentage shall be 100%) and (y) the liability, damage, penalty, judgment, assessment, loss, cost or expense resulting in an out-of-pocket payment suffered or incurred by such Subsidiary, regardless of the manner in which the

                                                                             26.

shares in, and assets and liabilities of, such Subsidiary are reflected in CEAc's accounts.

     6.4.  LIMITATIONS ON INDEMNITY
           ------------------------

     The maximum aggregate amount of Losses against which the Buyer shall be entitled to be indemnified under Article 6.1 with respect to any and all claims thereunder shall be $100 million.

     6.5.  REMEDY EXCLUSIVE
           ----------------

     From and after the Closing, the indemnification provided in this Article 6 shall be the sole and exclusive remedy (to the exclusion of any other remedies provided by Law or otherwise; provided, however, that nothing in this Article
                              --------  -------
6.5 shall be deemed to waive any claim or cause of action the Buyer may have for a fraud (dol, reticence dolosive, manquement aux obligations precontractuelles etc.)), of each of the Parties in respect of any breach of any representation, warranty, covenant or agreement of the other Party under this Agreement or the Stock Purchase Agreement.

     6.6.  NOTICE OF CLAIMS
           ----------------

     In the event that a Party entitled to indemnification under Article 6.1 or
6.2 (an "INDEMNIFIED PARTY") shall become aware of any claim, proceeding or matter in respect of which it believes the other Party (an "INDEMNIFYING PARTY") has an obligation to indemnify the Indemnified Party pursuant to this Article 6, the Indemnified Party shall give written notice thereof (a "CLAIM NOTICE") to the Indemnifying Party as soon as practicable after the Indemnified Party first becomes aware of such claim, proceeding or matter; provided, however, that any
                                                   --------  -------
failure to give such notice will not waive any rights of the Indemnified Party except to the extent that the rights of the Indemnifying Party are actually prejudiced. The Claim Notice shall specify whether the claim for indemnification arises as a result of a claim by a third-party against the Indemnified Party (a "THIRD PARTY CLAIM") or whether the subject claim for indemnification does not involve a Third Party Claim (a "DIRECT CLAIM"), and shall also specify and document with reasonable particularity the factual basis for the claim and the amount or estimated amount of such claim (which estimate shall not be conclusive of the final amount of such claim).

                                                                             27.

     6.7.  DIRECT CLAIMS
           -------------

     With respect to any Direct Claim, the Indemnifying Party shall have 90 days following its receipt of the relevant Claim Notice to make such investigation of the underlying claim as it considers necessary or desirable. If the Parties agree, on or prior to the expiration of such 90-day period (or any mutually agreed upon extension thereof), upon the validity and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party, within 15 days following the date of such agreement, the full agreed amount of the claim. If the Parties do not reach agreement prior to the expiration of such 90-day period, the matter will be referred to arbitration as provided for pursuant to the provisions of
Article 10 of the Stock Purchase Agreement.

     6.8.  THIRD PARTY CLAIMS
           ------------------

     In the event of a Third Party Claim, the Indemnifying Party shall have the right to conduct the defense of the claim and may retain counsel of its choice, reasonably acceptable to the Indemnified Party, to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in connection with such claim and shall pay the fees and disbursements of such counsel with regard thereto. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends, or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person. The Indemnified Party may assist, at its expense, in the defense against any Third Party Claim with counsel of its choice, reasonably acceptable to the Indemnifying Party. The Indemnifying Party shall afford the Indemnified Party and its counsel the opportunity to comment and the right to object (which right shall not be unreasonably exercised) with respect to the conduct of the defense of the claim and shall keep the Indemnified Party fully informed of the development of such claim. No claim or demand may be settled without the consent of the Indemnifying Party.

     6.9.  ACCESS
           ------

     From and after the delivery of a Claim Notice hereunder, at the reasonable request of the Indemnifying Party, the Indemnified Party shall grant the Indemnifying Party and its representatives all reasonable information to

                                                                             28.

the extent reasonably related to the matters to which the Claim Notice relates.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by officers duly authorized thereunto as of the date first above written.

FIAT SpA                                EXIDE CORPORATION


/s/ Umberto Quadrino
- ---------------------                   ______________________
By:                                     By:
Name:  Umberto Quadrino                 Name:
Title: Executive Vice President         Title:

                                                                             28.

the extent reasonably related to the matters to which the Claim Notice relates.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by officers duly authorized thereunto as of the date first above written.

FIAT SpA                                EXIDE CORPORATION


                                          /s/ Arthur Hawkins
_____________________                   ----------------------
By:                                     By:
Name:                                   Name:  Arthur Hawkins
Title:                                  Title: PRESIDENT: CEO